Exhibit 10.4

ADDENDUM TO EMPLOYMENT TERMS

     This Addendum is made as April 1, 2004 (the “Addendum”) by and between CoStar Realty Information, Inc. (the “Company”), and Craig Farrington (the “Employee”) and is executed pursuant to and made a part of the Offer Letter, dated as of March 3, 2000 (the “Offer Letter”), between Comps, Inc., a predecessor in interest to the Company, and the Employee.

     Any capitalized term used in this Addendum and not otherwise defined shall have the meaning set forth in the Offer Letter.

     NOW THEREFORE, in consideration for the increased compensation and the other consideration given to Employee in connection with his annual review, the Company and the Employee agree that the Offer Letter terms shall be amended as follows:

1.	Notwithstanding anything set forth to the contrary in the Offer Letter, beginning in 2004, the Employee shall have the opportunity to earn an annual bonus of up to 75% of the annual base salary (pro rated for partial calendar years during the employment term).

2.	Employee and the Company agree that except as expressly provided above, all of the terms of the Offer Letter will remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Addendum on the day and year set forth below.

Employee:	Company:

/s/	By:	/s/

Craig Farrington	Andrew C. Florance
Chief Executive Officer and President